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                                                                 Exhibit (9)(c)

                              THE RIVERFRONT FUNDS

                            SHAREHOLDER SERVICES PLAN
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         SECTION 1. Upon the recommendation of the administrator to The
Riverfront Funds (the "Fund"), any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially the form duly approved by the Board of Trustees ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a class of the Fund's shares of beneficial interest ("Shares") of one or more of the Fund's investment portfolios (such portfolios hereinafter individually called a "Portfolio" and collectively the "Portfolios"). Such Servicing Agreements shall require the Service Organizations to provide support services as set forth therein and as described in the Fund's applicable Prospectus to their customers who own of record or beneficially Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to .25% of the average daily net asset value of Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer (including BISYS Fund Services Limited Partnership), investment adviser, or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Fund with respect to Shares of a particular Portfolio in connection with this Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Portfolio.

         SECTION 2. So long as this Plan is in effect, the administrator shall provide to the Fund's Board of Trustees, and the Trustees shall review, at least quarterly or more frequently if requested by the Trustees, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         SECTION 3. The Plan shall not take effect with respect to the Shares of a Portfolio until it has been approved, together with the form of the Servicing Agreement, by a vote of a majority of the Trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement; PROVIDED, however that the Plan shall not be implemented for a particular Portfolio prior to the effective date of the post-effective amendment to the Fund's registration statement describing the Plan and its implementation with respect to that Portfolio.


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         SECTION 4. Unless sooner terminated, the Plan shall continue until    ,
199 , and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

         SECTION 5. This Plan may be amended at any time with respect to any Portfolio by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in
Section 4.

         SECTION 6. This Plan is terminable at any time with respect to any Portfolio by vote of a majority of the Disinterested Trustees.

         SECTION 7. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Fund's Disinterested Trustees.

         SECTION 8. This Plan has been adopted as of             ,
1997.

         SECTION 9. The names "The Riverfront Funds" and "Trustees of The Riverfront Funds" refer respectively to the Funds created and the Trustees, as trustees but not individually or personally, acting from time under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligation of "The Riverfront Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any series and/or class of Shares of the Fund must look solely to the assets of the Fund belonging to such series and/or class for the enforcement of any claims against the Fund.


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